                                                                  EXHIBIT 11.1

                           HARCOURT GENERAL, INC.


Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share:


(In thousands)                            For the six months          For the three months
                                            1994        1993              1994        1993


PRIMARY

1.   Weighted average number of common
     shares outstanding                   77,726      76,381            77,850      76,436

2.   Assumed conversion of Series A
     Cumulative Convertible Stock          1,746       2,831             1,631       2,788

3.   Assumed exercise of certain stock
     options based on average market
     value                                   357         371               323         381

4.   Weighted average number of shares
     used in primary per share
     computations                         79,829      79,583            79,804      79,605

FULLY DILUTED (A)

1.   Weighted average number of common
     shares outstanding                   77,726      76,381            77,850      76,436

2.   Assumed conversion of Series A
     Cumulative Convertible Stock          1,746       2,831             1,631       2,788

3.   Assumed exercise of all dilutive
     options based on higher of
     average or closing market value         361         399               324         381

4.   Weighted average number of shares
     used in fully diluted per share
     computations                         79,833      79,611            79,805      79,605


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(A)  This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph
     14 of APB Opinion No. 15 because it results in dilution of less than 3%.